SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                        --------------------------------

                                    FORM 8-K

                        --------------------------------

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 19, 1999
                        --------------------------------
                        Date of report (Date of earliest
                                 event reported)


                      WILSHIRE REAL ESTATE INVESTMENT INC.
             (Exact name of registrant as specified in its charter)



        Maryland                     0-23911                   52-2081138
- ------------------------     ----------------------     ------------------------
    (State or other          Commission File Number         (I.R.S. Employer
    jurisdiction of                                      Identification Number)
     incorporation)


                    1301 S.W. 17th Street, Portland, OR 97201
- --------------------------------------------------------------------------------
               (Address of principal executive offices)(Zip Code)




                                 (503) 223-5600
               Registrant's telephone number, including area code




                   Wilshire Real Estate Investment Trust Inc.
                   1776 SW Madison Street, Portland, OR 97205
- --------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


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Item 5.           OTHER EVENTS.

         Wilshire Real Estate Investment Inc. (the "Company") recently determined to become internally managed as a result of the Company's concern that its third party manager, Wilshire Realty Services Corporation ("WRSC"), and WRSC's parent, Wilshire Financial Services Group Inc. ("WFSG") were no longer able to provide management services and this has resulted in a dispute between the Company, on the one hand, and WRSC and WFSG, on the other. Until recently, the Company's business and investment affairs have been managed by WRSC pursuant to a management agreement and the Company has received managerial and administrative services from WRSC thereunder. Accordingly, during this period, the Company has had no employees and instead has relied on WRSC for management, facilities, reporting and other services. WRSC itself is a shell company and has no employees. WFSG provided managerial and administrative services to WRSC to allow it to fulfil its obligations under the management agreement.

         Beginning in the Fall of last year, the independent directors of the Company became increasingly concerned with WRSC's ability to perform its obligations under the management agreement, initially as a result of the severe financial difficulties experienced by WFSG and its subsequent bankruptcy restructuring. Relations among the companies continued to decline as the Company was not allowed to fully participate in the restructuring of WFSG and did not obtain any representation on WFSG's board of directors despite a 14% ownership interest. On August 19, 1999, the Company was notified that WFSG had suspended its Chief Executive Officer, Andrew Wiederhorn, and its President, Lawrence Mendelsohn, from their duties as employees of WFSG and its subsidiaries and terminated their employment with WFSG and its subsidiaries purportedly for cause on September 3, 1999. Mr. Wiederhorn and Mr. Mendelsohn were also terminated as Chief Executive Officer and President of WRSC. The Company and its independent directors have long considered that Mr. Wiederhorn and Mr. Mendelsohn are key personnel on which the stability and future growth of the Company (and WFSG) are dependent. As the principal architects of the development of both WFSG and the Company, Mr. Wiederhorn and Mr. Mendelsohn are intimately familiar with its strengths and weaknesses, have a firm understanding of the complex real estate and financial markets in which the Company operates, have longstanding relationships within the industry (and in particular with the Company's lenders) and are exceedingly familiar with the Company's assets (including its portfolio of subordinated mortgage-backed securities) and its liabilities (including short-term repurchase agreements). Accordingly, the independent directors of the Company believe that termination of Mr. Wiederhorn and Mr. Mendelsohn had a material adverse effect on WRSC's ability to perform its obligations under the management agreement.

         On August 20, 1999, the Company filed a lawsuit against WFSG, WRSC, Wilshire Credit Corporation ("WCC"), a 50.01 percent subsidiary of WFSG, and Wilshire Management Leasing Company ("WML"), a wholly-owned subsidiary of WFSG in the Circuit of the State of Oregon for Multnomah County and on August 23, 1999 amended its complaint, alleging that (i) the facilities sharing agreement, dated as of February 19, 1999, among the Company, WFSG, WRSC, WCC and WML (the "Facilities Sharing Agreement") had become operative as a result of the default by WRSC under the management agreement and (ii) the suspension of Messrs. Wiederhorn and Mendelsohn and the decision by WFSG to deny Messrs. Wiederhorn and Mendelsohn access to WFSG's facilities, personnel and equipment violates the terms of the Facilities Sharing Agreement. The Facilities Sharing Agreement had been entered into by the parties to provide for an orderly transition in the event that the management agreement was no longer operative and the Company was becoming internally rather than externally managed. Under the Facilities Sharing Agreement, WFSG, WRSC and others agreed to continue to provide certain services to the Company for two years in return for the payment of the pro rata cost of providing such services. On September 22, 1999, WFSG and WRSC filed papers in the above litigation alleging various affirmative defenses and counterclaims, including allegations that the Facilities Services Agreement is not in effect and is unenforceable and that the Company breached the management agreement.

         On September 22, 1999, the Company sent a letter to WRSC reserving its rights with respect to prior declarations of default and formally gave notice of non-renewal and termination for cause of the management agreement. The letter outlined various breaches by WRSC including failing to provide competent management, failing to provide services and facilities and taking actions contrary to the interests of the Company. Notwithstanding the foregoing, the

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Company has sought to discuss the parties' disagreements with a view to reaching an amicable arrangement for severing the relationships between WFSG and the Company. There are preliminary meetings scheduled to occur this week. There can be no assurance that these discussions will result in a resolution of these disagreements.


Item 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

None

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WILSHIRE REAL ESTATE
                                         INVESTMENT INC.






Date: September 29, 1999               By:  /s/ Lawrence A. Mendelsohn
                                       -------------------------------------
                                            Lawrence A. Mendelsohn
                                            President


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